UNITY HOLDINGS, INC.

                         a Proposed Holding Company for
                              UNITY NATIONAL BANK

                  OFFERING OF 860,000 SHARES OF COMMON STOCK
                                        AND
      140,000 UNITS, EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND
                 ONE WARRANT TO PURCHASE A SHARE OF COMMON STOCK
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                         SUPPLEMENT NO. 1 TO PROSPECTUS
                              DATED APRIL 27, 1998
                  _____________________________________________

     This Supplement has been prepared solely for use in conjunction with the Prospectus of UNITY HOLDINGS, INC., a Georgia corporation (the "Company"), dated April 27, 1998 (the "Prospectus"), pursuant to which a minimum of 740,000 shares and a maximum of 1,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), is being offered at $10.00 per share.

     The Company is extending the offering of its Common Stock through July 23, 1998, subject to the Company's right to terminate the offering earlier if it sells all of the shares of Common Stock offered pursuant to the Prospectus or if it otherwise determines such termination to be appropriate in accordance with the terms and conditions contained in the Prospectus.

     This Supplement is not a summary of the information in the Prospectus, and it may not be used except in conjunction with the Prospectus.

                  _____________________________________________

     TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT IS INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO THE COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS, AND THIS SUPPLEMENT NO. 1 IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.

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               The date of this Supplement No. 1 is June 22, 1998.